Exhibit 99

                                   Date: January 26, 2005
                               Refer to: (317) 276-5795 - Terra Fox, Lilly
                                         (425) 415-2207 - Lacy Fitzpatrick, ICOS

                     Lilly ICOS LLC Reports Results for 2004
               - 2004 Worldwide Sales of Cialis Top $550 Million -


BOTHELL, Wash. and INDIANAPOLIS, Ind - January 26, 2005 - Lilly ICOS LLC
(Lilly ICOS) (NYSE: LLY and Nasdaq:ICOS) is releasing its financial results for the fourth quarter and year ended December 31, 2004. Largely driven by the first year of sales in the United States, worldwide sales of Cialis(R) (tadalafil) surged 172% in 2004, to $552 million, compared to $203 million in 2003.

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

Cialis Net Sales:
-----------------
(in millions)
                                                  Three Months Ended                    Year Ended
                                                     December 31,                      December 31,
                                           --------------------------------- ---------------------------------
                                                 2004            2003              2004            2003
                                           ---------------  ---------------- ----------------  ---------------
Lilly ICOS Territories:
     United States                                    $52.8          $ 27.9            $206.6          $ 27.9
     Europe(1)                                         52.8            30.4             177.9            95.1
     Canada and Mexico                                 13.1             4.6              37.2             6.8
                                           ---------------- ---------------- ----------------  ---------------
        Total Lilly ICOS                              118.7            62.9             421.7           129.8
Lilly Territories                                      34.0            31.3             130.6            73.5
                                           ---------------- ---------------- ----------------  ---------------
       Worldwide Total                               $152.7          $ 94.2            $552.3         $ 203.3
                                           ================ ================ ================  ===============

--------
(1) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

"We are delighted that Cialis generated 2004 worldwide sales of $552 million," commented Paul N. Clark, ICOS Chairman and CEO. "Sales of Cialis in the U.S. were $207 million in 2004 and $53 million in the fourth quarter of 2004. During the 2004 fourth quarter, Cialis' monthly total U.S. prescriptions increased 18% sequentially from the third quarter of 2004 and, in December, Cialis achieved a new high of 20% market share for total prescriptions.(2) Overall, during 2004, Cialis steadily gained market share in major Lilly ICOS territories outside of the United States and, for November 2004, market share of Cialis ranged from 22% in Spain to 44% in France.(3)"

Clark continued, "While our U.S. prescription volume grew significantly during the 2004 fourth quarter, sequential quarterly sales, from Lilly ICOS into the wholesale channel, decreased due to our efforts to reduce channel inventory, beginning in December 2004. As a result, based on the information available today, we estimate there was approximately a $15 million reduction of wholesaler inventories during December 2004 and we anticipate there will be further reductions of wholesaler inventories in the first quarter of 2005. There also was some expected reduction in wholesaler inventories during October 2004, following the 6% price increase implemented on September 30, 2004. We continue to expect Lilly ICOS to achieve profitability around mid-2005."

Khoso Baluch, Lilly Vice President, U.S. Diabetes and Family Health
Business Unit stated, "Early in the fourth quarter in the U.S., we introduced a variety of new marketing initiatives. We believe we are already seeing the results of those new programs. Cialis' effective positioning and highly successful launch campaign earned it the `Marketing Team of the Year' award from Medical Marketing and Media in the January 2005 issue."

Baluch added, "We begin 2005 with excitement. We will continue to invest to support our well-differentiated product and to further grow Cialis' market share."

2004 Fourth Quarter Financial Results
-------------------------------------

For the three months ended December 31, 2004, Lilly ICOS reported a net loss of $31.4 million, compared to a net loss of $57.7 million for the three months ended December 31, 2003.

Total Lilly ICOS revenue for the fourth quarter of 2004 was $125.5 million, compared to $69.2 million for the fourth quarter of 2003. Lilly ICOS revenue for the 2004 period includes $6.8 million in royalties on sales reported by Lilly, compared to $6.3 million in royalty revenue for the fourth quarter of 2003. The increase in Lilly ICOS revenue reflects the U.S. and Canadian launches of Cialis beginning in November 2003, as well as the global expansion of Cialis to approximately 100 countries today.

In December 2004, Lilly ICOS took action to reduce channel inventory to targeted levels. As a result, based on information currently available, the company estimates that approximately $15 million of wholesaler inventory reductions occurred during that month and the company anticipates there will be further reductions of wholesaler inventories in the first quarter of 2005.

----------------------------------------
(2) Based on calculations using IMS National Prescription Audit Plus(TM) , December 2004.
(3)  IMS Health. IMS MIDAS, Copyright 2004.

Cost of sales, including royalties payable by Lilly ICOS equal to 5% of its net product sales, was 8.7% in the fourth quarter of 2004, compared to 9.5% in the fourth quarter of 2003.

Selling, general and administrative expenses increased $27.4 million from the fourth quarter of 2003, to $130.4 million in the fourth quarter of 2004.
This is primarily due to increased 2004 sales and marketing costs as Cialis was launched in the United States and Canada in November 2003.

Research and development expenses were $16.2 million in the fourth quarter of 2004, compared to $17.9 million in the fourth quarter of 2003.

2004 Full-Year Financial Results
--------------------------------

For the year ended December 31, 2004, Lilly ICOS reported a net loss of $262.0 million, compared to a net loss of $174.7 million for the year ended
December 31, 2003. As expected, the increased loss in 2004 was a result of the costs associated with launching Cialis in North America.

About Lilly ICOS LLC
--------------------

Lilly ICOS LLC, a 50/50 joint venture between ICOS Corporation and Eli
Lilly and Company, is marketing Cialis for the treatment of erectile dysfunction in North America and Europe.

ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. ICOS is marketing its first product, Cialis, through Lilly ICOS LLC. ICOS is working to develop treatments for serious unmet medical conditions such as chronic obstructive pulmonary disease, benign prostatic hyperplasia, cancer and inflammatory diseases.

Eli Lilly and Company, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations.
Headquartered in Indianapolis, Indiana, Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs.

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the industry, management beliefs and certain assumptions made by the management of ICOS and Lilly.
Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, competitive, governmental, technological, legal and other factors discussed in the two companies' respective filings with the Securities and Exchange Commission, which may affect the business and prospects of the two companies and Lilly ICOS. Results and the timing and outcome of events may differ materially from those expressed or implied by the forward-looking statements in this press release. More specifically, there can be no assurance that Cialis will achieve commercial success or that competing products will not pre-empt market opportunities that might exist for the product.

The forward-looking statements contained in this press release represent
ICOS' and Lilly's judgment as of the date of this release. Neither ICOS nor Lilly undertake any obligation to update any forward-looking statements.

                       --Selected financial data follows--

                                      -3-
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

                                 Lilly ICOS LLC
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                                   (unaudited)




                                                                              Three Months Ended            Year Ended
                                                                                  December 31,             December 31,
                                                                              ---------------------- ---------------------
                                                                                   2004       2003       2004       2003
                                                                              ------------  --------  ---------  ---------

Revenue:
  Product sales, net                                                          $   118,705  $ 62,911  $ 421,742  $ 129,828
  Royalties                                                                         6,809     6,263     26,120     14,705
                                                                              ------------ --------- ---------- ----------
         Total revenue                                                            125,514    69,174    447,862    144,533
                                                                              ------------ --------- ---------- ----------



Expenses:
  Cost of sales                                                                    10,338     5,966     36,066     12,543
  Selling, general and administrative                                             130,398   103,025    606,511    243,110
  Research and development                                                         16,169    17,858     67,318     63,622
                                                                              ------------ --------- ---------- ----------
         Total expenses                                                           156,905   126,849    709,895    319,275
                                                                              ------------ --------- ---------- ----------

                                                                              $   (31,391) $(57,675) $(262,033) $(174,742)
                                                                              ============ ========= ========== ==========


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
                                 Lilly ICOS LLC
                          SUMMARIZED OPERATING RESULTS
                                 (in thousands)
                                  (unaudited)



                                         2004                                                2003
                     ---------------------------------------------------  --------------------------------------------------
                         Q1        Q2        Q3        Q4       TOTAL        Q1        Q2        Q3        Q4       TOTAL
                     ---------- --------- --------- --------- ----------  --------- --------- --------- --------- ----------

 Revenue:
  Product sales, net:
   United States       $32,807   $50,768   $70,226   $52,783   $206,584         $-        $-        $-   $27,922    $27,922
   Europe               36,356    45,301    43,414    52,859    177,930     16,615    21,853    26,154    30,442     95,064
   Canada and Mexico     5,854     8,931     9,380    13,063     37,228          -         -     2,295     4,547      6,842
                     ---------------------------------------------------  --------------------------------------------------
                        75,017   105,000   123,020   118,705    421,742     16,615    21,853    28,449    62,911    129,828
  Royalties              6,652     6,449     6,210     6,809     26,120        975     3,115     4,352     6,263     14,705
                     ---------- --------- --------- --------- ----------  --------- --------- --------- --------- ----------
   Total revenue        81,669   111,449   129,230   125,514    447,862     17,590    24,968    32,801    69,174    144,533
                     ---------- --------- --------- --------- ----------  --------- --------- --------- --------- ----------
 Expenses:
  Cost of sales          6,573     8,982    10,173    10,338     36,066      1,604     2,170     2,803     5,966     12,543
  Selling, general
   and administrative  195,053   157,838   123,222   130,398    606,511     42,396    48,544    49,145   103,025    243,110
  Research and
   development          18,827    15,119    17,203    16,169     67,318     16,685    14,344    14,735    17,858     63,622
                     ---------- --------- --------- --------- ----------  --------- --------- --------- --------- ----------
   Total expenses      220,453   181,939   150,598   156,905    709,895     60,685    65,058    66,683   126,849    319,275
                     ---------- --------- --------- --------- ----------  --------- --------- --------- --------- ----------
 Net loss            $(138,784) $(70,490) $(21,368) $(31,391) $(262,033)  $(43,095) $(40,090) $(33,882) $(57,675) $(174,742)
                     ========== ========= ========= ========= ==========  ========= ========= ========= ========= ==========

                                      -5-

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